Exhibit 99.2

Excerpts from Preliminary Offering Circular

OFFERING CIRCULAR SUMMARY

The following summary highlights information contained elsewhere in this offering circular and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this offering circular. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire offering circular, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision. On May 24, 2006, Chase Acquisition I, Inc., a Delaware corporation (“Chase Acquisition”) formed by Apollo Investment Fund VI, L.P. (together with its affiliates, “Apollo”), and Chase Merger Sub, Inc., a Delaware corporation (the “merger sub”) and a wholly-owned subsidiary of Chase Acquisition, entered into an agreement and plan of merger (the “merger agreement”) with TC Group, L.L.C, a Delaware limited liability company (“TC Group”), and RBS Global Inc., a Delaware corporation, pursuant to which merger sub will merge with and into RBS Global, Inc. (“RBS Global”), with RBS Global as the surviving company (the “merger”). As a result of the merger, Apollo and certain members of our management, through their ownership of Rexnord Holdings, Inc., a Delaware corporation and the parent company of Chase Acquisition (“Holdings”), will own RBS Global. Holdings, Chase Acquisition and merger sub each currently have no assets and conduct no operations. Except as otherwise indicated herein or as the context otherwise requires in this offering circular, (i) references to “Rexnord,” “we,” “us,” and the “Company” refer to RBS Global and its predecessors and consolidated subsidiaries, including Rexnord Corporation which are being acquired pursuant to the Transactions (as described below), (ii) references to the “guarantors” refer to each of the domestic subsidiaries of Rexnord Corporation that guarantee the notes (which subsidiaries are all of the domestic operating subsidiaries of Rexnord Corporation as of the date of this offering circular), but do not include any of its foreign subsidiaries, (iii) references to the “senior notes” refer to the             % Senior Notes due 2014 offered hereby, (iv) references to the “senior subordinated notes” refer to the             % Senior Subordinated Notes due 2016 offered hereby, (v) references to the “notes” refer to the senior notes and the senior subordinated notes and (vi) references to “fiscal year” mean the year ending March 31 of the corresponding calendar year (for example, “fiscal year 2006” or “fiscal 2006” means the period from April 1, 2005 to March 31, 2006).

Our Company

We believe we are the world’s largest stand-alone manufacturer of highly-engineered, mission-critical precision motion technology products, primarily focused on power transmission (“PT”) products serving industrial and aerospace end markets. We further believe we have the broadest product portfolio in the PT industry including gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain. We are led by an experienced, high-caliber management team that employs a proven operating system, the Rexnord Business System, or RBS, modeled after the Danaher Business System, to drive performance at every level of the organization. In fiscal 2006, we had pro forma net sales of $1,106.6 million, a pro forma net loss of $21.7 million and pro forma Adjusted EBITDA (as defined on page 16) of $211.6 million. We have 28 manufacturing and four repair facilities located around the world.

Over the past century, we have established long-term relationships with original equipment manufacturers, or OEMs, and end users serving a wide variety of industries. As a result of incorporating our components into their products, sales to OEMs and end users have created a significant installed base for our products, which are consumed in use and have a predictable replacement cycle. This replacement dynamic drives recurring aftermarket sales, which we estimate have historically accounted for approximately 60% of our North American PT sales. These aftermarket sales in turn create a recurring revenue stream from our extensive distribution network, consisting of over 400 distributors nationwide operating through 1,900 branches.

Most of our products are critical components in large scale manufacturing processes, where the cost of component failure and resulting downtime is high. We believe our reputation for superior quality products and our ability to meet lead times as short as one day are, highly valued by our customers, as demonstrated by their strong preference to replace their worn Rexnord products with new Rexnord products. Our customers’ preference to replace “like-for-like” products, combined with our significant installed base, enables us to achieve premium pricing, generating a source of recurring revenue and providing us a competitive advantage. Our products are marketed globally under brands such as Rex®, Falk® and Link-Belt®, using both direct and indirect channels. We believe the majority of our products are purchased by customers as part of their regular maintenance budgets and do not represent significant capital expenditures.

We sell our products to an attractive group of diverse end-market industries, including aerospace, agri-farm, air handling, cement and aggregates, chemicals, construction equipment, energy, food and beverages, forest and wood products, marine, material and package handling, mining, natural resource extraction and petrochemical. We believe these markets are attractive due to their positive momentum and fundamental growth characteristics and our ability to maintain leadership positions within these markets. In addition, we serve industry-leading blue-chip customers across all of our markets. Our end-market and customer diversification, coupled with high aftermarket revenues, help to reduce our dependence on any specific industry.

Products

We believe we have one of the broadest product portfolios in the precision motion power transmission industry. Our products are highly engineered and, we believe, are critical components in the machinery or plant in which they operate. Our products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain. Through our acquisition of The Falk Corporation (“Falk”) in May 2005, which we refer to as the Falk acquisition, we increased our market penetration and expanded our product portfolio in gears and couplings. Today, we offer a robust portfolio of industry-leading products with significant market shares.

Our key product offerings include:

•	Gears. We believe we are a leading manufacturer of gearsets and gearboxes, with the number one position in the North American market for parallel shaft, right angle reducers and inline drives. Gears reduce the output speed and increase the torque of an electronic motor or engine to the level required to drive a particular piece of equipment. Through our Prager™ division and the Renew® division, which was acquired in the Falk acquisition, we believe we are the number one provider of gear repair and onsite services. Our gears are used in bulk material handling, mixing and pumping. Our primary gear end markets include the chemical, forest and wood products, natural resource extraction, steel and pulp and paper industries.

•

Couplings. We believe we are the market leader in North America in lubricated and non-lubricated couplings. A coupling is the interface between two shafts, permitting power to be transferred from one shaft to another. Our couplings product line is comprised of flexible disc couplings, elastomeric couplings, grid couplings, gear couplings, fluid couplings and coupling guards. We believe we are at the forefront of technological advancement in adapting our products to meet evolving customer needs. Our leadership in non-lubricated couplings has been complemented by Falk’s leadership in lubricated couplings. As a result, we have the broadest line of couplings in the industry and sell our couplings to a wide range of end markets, including the cement and aggregates, chemical, energy, food and beverages, forest and wood products, petrochemical and steel industries. We estimate that 56% of our coupling sales were to the aftermarket in fiscal 2006.

•	Industrial Bearings. We believe we are the market leader in the mounted roller bearing market in North America. Bearings are rotating components that support, guide and reduce friction between fixed and moving machine parts. We offer a high stock keeping unit, or SKU, count of highly engineered, non-commodity, application specific roller bearings, ball bearings, cylindrical bearings, filament bearings and sleeves. Our bearings are offered with housings to suit specific industrial applications and incorporate numerous technological advantages over those of our competitors, including specialized seals that afford superior product integrity.

•	Flattop. We believe we are the leading manufacturer of flattop chain and components for conveyor systems used in the global beverage and container industry. We estimate we have the number one position in these industries with a global market share of approximately 42%. We have two primary flattop product lines — TableTop® chain, which is used for in-line processing and filling applications, and MatTop® modular belting, which is linked together to create a surface used in mass container and bulk food conveying. Our proprietary flattop products are technologically advanced and critical to modern, high-speed production and filling operations. We refresh our flattop products through ongoing research and development to enhance the speed and efficiency of the production lines in which they are used.

•	Aerospace Bearings and Seals. We supply aerospace bearings and seals, which are critical to the commercial aircraft, military aircraft and regional jet markets and include rolling element airframe control bearings, slotted entry and split ball bearings and aerospace seals. Our aerospace bearings and seals are sold under the Shafer® Bearing, PSI® Bearing and Cartriseal® brand names. Typically, our products are specified on all major commercial platforms for Boeing (737, 747, 777, 787) and Airbus (A-320, A-330, A-340, A-350, A-380, 400M), as well as regional jet aircraft platforms and military fixed and rotary wing aircraft. Aerospace products are typically highly regulated and must be incorporated into aircraft systems at the design stage. Once a product is incorporated into an aircraft design, it cannot be easily replaced without requalification and thus generates revenue for the life of the design.

•	Special Components. We sell special components under three niche brands: Stearns, an electric motor brake manufacturer; W.M. Berg, a diverse miniature mechanical components manufacturer; and Highfield, a security device manufacturer for utilities. We believe that our Stearns business enjoys the number one position in the North American motor brake market with an approximately 70% market share.

•	Industrial Chain. We are a leading manufacturer of engineered chain, conveying equipment and roller chain. We are the largest supplier of engineered chain in a wide variety of manufacturing applications. Our engineered and roller chains are used primarily in the cement and aggregates, construction and agricultural equipment, forest and wood products, lift trucks, metals processing and oil fields industries. Approximately 61% of our industrial chain sales are to the aftermarket.

Our Industry

According to Industrial Market Information, Inc., the domestic PT industry accounts for approximately $84 billion in sales per year. Of this overall estimated PT industry, the relevant domestic market for our current product offerings is approximately $5 billion, which includes all product categories in all industries in which we currently compete. The PT industry is fragmented and most participants have limited product lines and serve specific geographies. While there are numerous limited product line competitors, there are only a few national and international competitors of a size comparable to us, including the Emerson Power Transmission Division of Emerson Electric Co. and the Dodge Manufacturing Division of Rockwell Automation, Inc. The industry’s customer base is broadly diversified across many sectors of the economy. We believe that growth in the PT industry is closely tied to overall growth in industrial production.

Precision motion technology products are generally critical components in the machinery or plant in which they operate, yet they typically represent only a fraction of an end user’s total production cost. However, because the costs associated with product failure to the end user can be substantial, we believe end users in most of the markets we serve focus on products with superior quality, reliability and availability, rather than considering price alone, when making a purchasing decision. We believe that the key to success in our industry is to develop a reputation for quality and reliability, as well as an extensive distribution network to maintain attractive margins on products and gain market share.

Our industry is also characterized by the need for significant start-up capital expenditures, experience with sophisticated engineering requirements, the ability to produce a broad number of niche products with very little lead time and long-standing customer relationships. In addition, we believe there is an industry trend of customers increasingly consolidating their vendor bases, which we expect should allow suppliers with broader product offerings to capture additional market share. We believe entry into our markets by competitors with lower labor costs, including foreign competitors, will be limited due to the fact that we manufacture highly specialized niche products that are mission critical components in large scale manufacturing processes, where the cost of component failure and resulting downtime is high.

Our Strengths

We believe our leading market positions in diversified end markets, our broad portfolio of highly-engineered value-added components, our new product development expertise, our significant installed base and our extensive distribution network give us a competitive advantage.

Leading Market Positions. We estimate that 75% of our net sales in fiscal 2006 came from products for which we believe we had the number one or two market share position. We believe we have achieved leadership positions in these markets because of our extensive offering of quality products, positive brand perception, highly-engineered product lines, market experience and focus on customer satisfaction. We derive our high-margin performance from maintaining leading industry positions in the diverse end markets in which we compete. In fiscal 2006, no end market accounted for more than 15% of our net sales. We believe we have further enhanced our position as a market leader through our acquisition of Falk, which is one of the most recognized brands in the industry. The Falk acquisition established our gear and coupling product lines as market leaders with significant relative market shares and gave us increased exposure to end markets in which Falk had a sizeable market presence, such as cement and aggregates, mining and natural resource extraction.

Broad Portfolio of Highly-Engineered, Value-Added Components. We believe our product portfolio comprises the broadest range of precision motion power transmission products in the industry. Our strong application engineering and new product development capabilities have contributed to our reputation as an innovator in each of our end markets, solidifying our leadership position across all of our product categories. Our products are highly engineered and are critical components in the machinery or plant in which they operate. Reliability is a key driver of plant productivity and the cost of product failure to the customer is substantial in relation to the cost of our products. Further, our extensive library of product applications, knowledge and expertise applied across our extensive portfolio of SKUs allows us to work closely with our customers to design and develop solutions tailored to their individual specifications.

Significant Installed Base and Extensive Distribution Network. Over the past century, we have established relationships with OEMs and end users serving a wide variety of industries. As a result of incorporating our components into their products, our sales to OEMs and end users have created a significant installed base for our products, which generates significant aftermarket sales for us as our products are consumed in use. We have also cultivated relationships with over 400 distributors nationwide, who sell our products through over 1,900 branches across the United States. This distribution network is essential to our success in meeting lead times as short as one day. We estimate that aftermarket sales have historically accounted for approximately 60% of our North American PT sales. We believe our installed base, end-user preference and product line breadth make our portfolio an attractive package to distributors in our industry.

Strong, Stable Cash Flows. Our operating model has generated strong, stable cash flows. Our leading market positions, highly engineered products and management’s successful application of RBS have created strong margins. We have low maintenance capital expenditure requirements, low working capital requirements and a favorable effective cash tax rate as a result of a step-up in tax basis that occurred in conjunction with the Falk acquisition. These factors have driven strong, stable cash flows.

The Rexnord Business System. RBS was originally established in 2001 by our CEO, Bob Hitt, and then augmented by George Sherman, our non-executive chairman of the board, former CEO of the Danaher Corporation and architect of the Danaher Business System. RBS is at the heart of our performance-driven culture and drives both our strategic development and operational improvements. RBS is based on three basic tenets: People, Plan and Process, and focuses on the development of industry-leading talent, a rigorous strategic planning process and deployment of a lean process to achieve our strategic plan. RBS embodies a wide-ranging lean enterprise strategy based on eliminating waste from every business process with the goal of providing world class quality, delivery and service to customers while maximizing returns to our stockholders. RBS was implemented approximately four years ago and has resulted in significant improvements in inventory management, operating costs and sales per employee. Implementation of RBS is ongoing and is expected to continue to yield meaningful improvements in growth, quality, delivery and overall costs.

Experienced, High-Caliber Management Team. Our management team is headed by Bob Hitt, President, Chief Executive Officer and director, who joined Rexnord in 2000 after serving for six years in leadership positions at Invensys plc (“Invensys”) and its predecessor, Siebe plc. Mr. Hitt has led the successful implementation of RBS. Other members of our management team include Tom Jansen, Executive Vice President of Finance and Chief Financial Officer, who has spent 24 years at Rexnord, and Mike Andrzejewski, Vice President of Business Development, who has been with Rexnord for 32 years. In addition, over the last three years, we have significantly strengthened our management team through the replacement of 12 people who report directly to the CEO. These managers bring expertise from industry-leading companies such as Boeing, IDEX, Whirlpool, Honeywell and Danaher.

Our Business Strategy

Our strategy is to enhance our position as a leading global manufacturer of PT products across our diverse markets by exerting our market leadership and continuing to provide our customers with innovative design and premium quality products. We plan to use the following strategies, along with continued application of RBS, to enhance our position in the market and drive superior financial performance:

Drive Profitable Growth. We will continue to seek profitable growth opportunities in both existing and new markets. In our existing markets we will continue to rationalize our product portfolio with the goals of optimizing our product mix, extending product lines and strengthening profit margins. Through the Falk acquisition, we have expanded our presence in the gear repair business, which we believe is an opportunity for growth and margin expansion due to its favorable returns. In addition, we will seek to expand the markets in which we operate both in the United States and internationally. We are capitalizing on our relationships with top tier OEMs and end users to provide them with quality power transmission products as they expand their operations in high-growth areas overseas. Our strategy to drive profitable growth will also include selectively pursuing acquisitions that we believe have favorable value characteristics.

Leverage Distribution Channel. By marketing our products to both OEMs and directly to end users, we have created an expressed end-user preference for our products. We believe this customer preference is important in differentiating our products from our competitors’ products and preserves our ability to influence distributors to recommend Rexnord products to OEMs and end users. In addition, because it is more cost effective for distributors to deal with multi-line suppliers, we believe our influence in distribution is and will continue to be enhanced by the fact that we have one of the most extensive product portfolios in the industry. We believe the combination of these factors, in addition to joint marketing and other collaborative efforts, position us to gain additional share with these distributors.

Apply the Rexnord Business System. We expect to continue the significant successes achieved to date in the areas of inventory management, productivity and operating margin expansion. We will seek further operational efficiencies by continuing to aggressively implement RBS throughout our business. By systematically applying the core tenets of People, Plan and Process, we believe we will further enhance our market positions and overall operational performance through shorter lead times, competitive price offerings and innovative products. We will apply RBS throughout all of our operations in an effort to take costs out of our business, reduce inventory, increase operational efficiency and improve margins.

Product Line Focus. We develop, implement and execute our business by focusing on our product lines and aligning them with our overall corporate growth strategy objectives. We believe that this focus at the product line level creates a competitive advantage by allowing us to better understand the competitive landscape in each of our product categories, thus allowing us to capitalize on product, customer and end-market opportunities with high potential for success. We also leverage corporate-level resources, including field sales, customer service, logistics and technology, allowing our product lines to take advantage of cost synergies and shared marketplace intelligence. We believe our focus and structure, in addition to being a major advantage in competing with industrial PT companies with more limited product offerings, provide us with enhanced market visibility and focus and position us to capture additional market share.

The Falk Acquisition

On May 16, 2005, we acquired Falk from Hamilton Sundstrand, a division of United Technologies Corporation, for $301.3 million ($306.2 million purchase price including related expenses, net of cash acquired of $4.9 million) and the assumption of certain liabilities. Falk is a manufacturer of gears and lubricated couplings with calendar year 2004 sales of $203.1 million, and is also a recognized leader in the gear and coupling markets with exceptional “brand equity,” as evidenced by its number one rating in gearboxes and couplings in Plant Services Magazine’s “Reader’s Choice Award” in 2004. The Falk acquisition significantly enhanced our position as a leading manufacturer of highly-engineered precision motion technology products. By combining our leadership positions in flattop chain, industrial bearings, non-lubricated couplings and industrial chain with Falk’s complementary leadership positions in gears and lubricated couplings, as well as a growing gear repair business, the Falk acquisition resulted in a comprehensive, market-leading product portfolio that we believe to be the broadest in the industry. Falk is included in our results of operations from May 17, 2005.

The Transactions

On May 24, 2006, we entered into the merger agreement with Chase Acquisition (a wholly-owned subsidiary of Holdings), the merger sub and TC Group. Holdings, Chase Acquisition and the merger sub were formed and are controlled by Apollo. Pursuant to the merger agreement, (i) the merger sub will merge with and into RBS Global, with RBS Global surviving as a wholly-owned subsidiary of Chase Acquisition, and (ii) affiliates of the Carlyle Group, or Carlyle, and certain of our other securityholders will receive cash consideration of approximately $976.0 million, subject to adjustment as provided in the merger agreement. As described below and in “Certain Relationships and Related Party Transactions,” our non-executive chairman and certain of our employees agreed to participate in the equity of Holdings following the Transactions (as defined below) through ownership of shares of Holdings’ common stock (“rollover shares”) and options to purchase shares of Holdings’ common stock (“rollover options”). Together, these persons are referred to in this offering circular as the “management participants.” In connection with the Transactions, we also expect other of our employees to participate in the equity of Holdings through option ownership or other means. We refer to the merger and payment of merger consideration as the “Acquisition.” Upon consummation of the Acquisition, approximately 98% of the outstanding common stock of Holdings (approximately 92% on a fully-diluted basis) will be owned by Apollo.

In connection with the Acquisition, we expect that we will enter into new $705.0 million senior secured credit facilities, consisting of a $125.0 million revolving credit facility and a $580.0 million term loan B facility, with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”) and Credit Suisse Securities (USA) LLC (“CS Securities”) as co-lead arrangers; Merrill Lynch Capital Corporation as sole administrative agent and sole collateral agent; CS Securities as sole syndication agent; Lehman Brothers Inc (“LBI”) and Bear, Stearns & Co. Inc (“BSC”) as co-documentation agents; and other lenders.

In addition, Apollo will make a cash equity investment of approximately $438.2 million in Holdings. The amount of such cash equity investment will be adjusted based on estimated purchase price adjustments.

The Acquisition will be financed by:

•	the proceeds from the issuance of the notes offered hereby;

•	borrowings of $580.0 million under the term loan B portion of our new senior secured credit facilities (our new $125.0 million revolving credit facility is expected to be undrawn at closing but subject to $12.5 million in outstanding letters of credit); and

•	equity of $475.0 million, consisting of the cash equity investment of approximately $438.2 million in Holdings by Apollo (subject to adjustment as described above) and approximately $36.8 million of rollover shares and rollover options held by management participants.

We also expect to use a portion of such proceeds to repurchase all or substantially all of the $225.0 million in aggregate outstanding principal amount of Rexnord Corporation’s 10 1/8% Senior Subordinated Notes due 2012 (the “existing notes”) pursuant to a previously launched tender offer (the “tender offer”). This offering circular is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the existing notes. The tender offer has been made solely pursuant to an Offer to Purchase and Consent Solicitation Statement dated June 2, 2006. Throughout this offering circular, we assume that all of the existing notes will be repurchased pursuant to the tender offer at substantially the same time as the consummation of the Acquisition and this offering. The tender offer is subject to customary conditions, including consummation of the Acquisition.

As used in this offering circular, the term “Transactions” means, collectively, the Acquisition, the entering into of our new senior secured credit facilities, the tender offer, the equity investment by Apollo and management participants, this offering of the notes and the application of the proceeds therefrom. For a more complete description of the Transactions, see “—Ownership and Corporate Structure,” “The Transactions,” “Description of Other Indebtedness,” “Description of the Senior Notes” and “Description of the Senior Subordinated Notes.”

Ownership and Corporate Structure

As set forth in the diagram below, following consummation of the Transactions, all of our issued and outstanding capital stock will be held by Chase Acquisition, a wholly-owned subsidiary of Holdings. Apollo will own approximately 98% of the capital stock of Holdings (approximately 92% on a fully-diluted basis). The remainder of the capital stock of Holdings will be held by the management participants. See “The Transactions.”

(1)	Consists of approximately $438.2 million of cash equity contributed by Apollo (subject to adjustment based on estimated purchase price adjustments), plus approximately $36.8 million of rollover stock and rollover options held by management participants.
(2)	Our new senior secured credit facilities will provide for up to $125.0 million of senior secured revolving credit borrowings and letters of credit. We expect that the new revolving credit facility will be undrawn on the closing date of the Transactions (subject to approximately $12.5 million of letters of credit that we expect to be issued or rolled over on the closing date).
(3)	The notes will be guaranteed by each of our domestic subsidiaries, that also guarantees our new senior secured credit facilities.

Sources and Uses of Funds

The net proceeds of this offering will be approximately $810.3 million, after deducting discounts to the initial purchasers and other offering expenses. The following table sets forth the estimated sources and uses of the funds for the Transactions, assuming the Transactions closed on March 31, 2006. The actual amounts may differ at the closing date of the Transactions depending on the final purchase price adjustments and the fees and expenses incurred in connection with the Transactions. See “The Transactions” and “Use of Proceeds.”

Sources of funds:
(in millions)
Revolving Credit Facility(1)	$—
Term Loan B(2)	580.0
Senior Notes	420.0
Senior Subordinated Notes	420.0
Contributed Equity(3)	475.0

Total sources of funds	$1,895.0

Uses of funds:
(in millions)
Purchase Price(4)	$976.0
Repurchases and Repayment of Existing Debt(5)	788.4
Rollover Shares and Rollover Options held by Management Participants	36.8
Estimated Fees and Expenses(6)	93.8

Total uses of funds	$1,895.0

(1)	On the closing date of the Transactions, we expect that the borrowing availability under the revolving credit facility will be $125.0 million (subject to $12.5 million in outstanding letters of credit).
(2)	The term loan B under our new senior secured credit facilities will be fully drawn at closing.
(3)	Consists of cash equity investment of approximately $438.2 million by Apollo (subject to adjustment based on estimated purchase price adjustment) and approximately $36.8 million of rollover shares and rollover options held by management participants.
(4)	We estimate that the net proceeds from the Transactions to our existing stockholders will be approximately $976.0 million, subject to adjustments set forth in the merger agreement.
(5)	In connection with the Transactions, we expect to (i) repurchase all or substantially all of the existing notes pursuant to the tender offer and (ii) repay the $524.0 million in outstanding term loans under our existing credit agreement. The amount shown in the table above includes tender and consent payments payable to holders of the existing notes and accrued but unpaid interest on the existing notes and borrowings under our existing credit agreement.
(6)	Reflects discounts, fees and expenses payable by us in connection with the Transactions, including the initial purchasers’ discount, financing fees, advisory fees and other transaction costs and professional fees.

The Equity Sponsor

Apollo Investment VI, L.P., an affiliate of Apollo Management, L.P. and an investment fund with committed capital of over $10 billion, will be our principal equity sponsor upon completion of the Acquisition. Apollo Management, L.P. was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo Management, L.P. has managed the investment of an aggregate of approximately $16 billion in capital, including more than $13 billion invested in leveraged buyouts, in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo Management, L.P. or in which Apollo Management, L.P. or its affiliates have a significant equity investment include, among others, Covalence Specialty Materials Corp., Goodman Global Holdings, Inc., Hexion Specialty Chemicals, Inc., Metals USA Holdings Corp., Nalco Company and UAP Holding Corp.

The Offering

Issuers

Chase Merger Sub, Inc., prior to the merger, and RBS Global, Inc. and Rexnord Corporation as joint and several obligors after the merger. We expect that Rexnord Corporation will convert into a Delaware limited liability company following consummation of the Transactions.

Notes Offered

Senior Notes	$420,000,000 aggregate principal amount of % Senior Notes due 2014.

Senior Subordinated Notes	$420,000,000 aggregate principal amount of % Senior Subordinated Notes due 2016.

Maturity Date

Senior Notes	The senior notes will mature on , 2014.

Senior Subordinated Notes	The senior subordinated notes will mature on , 2016.

Interest Payment Dates

Senior Notes	and of each year commencing , 2007.

Senior Subordinated Notes	and of each year commencing , 2007.

Optional Redemption

Senior Notes

Prior to                     , 2010, we may redeem some or all of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date plus the applicable “make-whole” premium. On or after                     , 2010, we may redeem some or all of the senior notes at the redemption price set forth in this offering circular. Additionally, on or prior to                     , 2009, we may redeem up to 35% of the aggregate principal amount of the senior notes with the net proceeds of specified equity offerings at the redemption prices set forth in this offering circular. See “Description of the Senior Notes—Optional Redemption.”

Senior Subordinated Notes

Prior to                     , 2011, we may redeem some or all of the senior subordinated notes at a redemption price equal to 100% of the principal amount of the senior subordinated notes plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date plus the applicable “make-whole” premium. On or after                 , 2011, we may redeem some or all of the senior

subordinated notes at the redemption price set forth in this offering circular. Additionally, on or prior to                     , 2009, we may redeem up to 35% of the aggregate principal amount of the senior subordinated notes with the net proceeds of specified equity offerings at the redemption prices set forth in this offering circular. See “Description of the Senior Subordinated Notes—Optional Redemption.”

Change of Control

If a change of control occurs, we must give holders of the notes an opportunity to sell to us their notes at a purchase price of 101% of the principal amount of such notes, plus accrued and unpaid interest to the date of purchase. The term “Change of Control” is defined under “Description of the Senior Notes—Change of Control” and “Description of the Senior Subordinated Notes—Change of Control.”

Guarantees

Senior Notes	The senior notes will be guaranteed, jointly and severally, on an unsecured, senior basis, by each of our domestic subsidiaries that guarantees our new senior secured credit facilities.

Senior Subordinated Notes

The senior subordinated notes will be guaranteed, jointly and severally, on an unsecured, senior subordinated basis, by each of our domestic subsidiaries that guarantees our new senior secured credit facilities.

Ranking	The senior notes and the guarantees thereof will be our and the guarantors’ unsecured, senior obligations and will rank:

•	equal in the right of payment with all of our and the guarantors’ existing and future senior indebtedness; and

•	senior to all of our and the guarantors’ existing and future subordinated indebtedness, including the senior subordinated notes and the guarantees thereof.

The senior subordinated notes and the guarantees thereof will be our and the guarantors’ unsecured, senior subordinated obligations and will rank:

•	junior to all of our and the guarantors’ existing and future senior indebtedness, including the senior notes and our new senior secured credit facilities;

•	equally with any of our and the guarantors’ future senior subordinated indebtedness; and

•	senior to any of our or the guarantors’ future subordinated indebtedness.

The notes will be effectively junior in priority to our and the guarantors’ obligations under all secured indebtedness, including our new senior secured credit facilities and any other secured obligations, in each case to the extent of the value of the assets securing such obligations. See “Description of Other Indebtedness.”

The notes will also be effectively junior to liabilities of the non-guarantor subsidiaries. As of March 31, 2006, our non-guarantor subsidiaries had total liabilities of $137.1 million and had $274.6 million of our total assets.

As of March 31, 2006, after giving pro forma effect to the Transactions, we would have had outstanding on a consolidated basis:

•	$584.7 million of secured senior indebtedness, consisting primarily of our new senior secured credit facilities;

•	$420.0 million of unsecured senior indebtedness, consisting of the senior notes; and

•	$420.0 million of unsecured senior subordinated indebtedness, consisting of the senior subordinated notes.

Restrictive Covenants	The indentures governing the notes will contain covenants that limit our ability and certain of our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other restricted payments;

•	create restrictions on the payment of dividends or other distributions to us from our restricted subsidiaries;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Senior Notes—Certain Covenants” and “Description of the Senior Subordinated Notes—Certain Covenants.”

Registration Rights; Additional Interest

We and the guarantors have agreed to use commercially reasonable efforts to file an exchange offer registration statement to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act. We and the guarantors have also agreed to use commercially reasonable efforts to file a shelf registration statement to cover resales of the notes under certain circumstances. If we or the guarantors fail to satisfy these obligations, we and the guarantors have agreed to pay additional interest to the holders of the notes under certain circumstances. See “Description of the Senior Notes—Registration Rights; Additional Interest” and “Description of the Senior Subordinated Notes—Registration Rights; Additional Interest.”

Transfer Restrictions

The notes have not been registered under the Securities Act and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See “Transfer Restrictions.”

Use of Proceeds

We intend to use the proceeds from the issuance of the notes offered hereby, borrowings under our new senior secured credit facilities, the proceeds of the equity investment by Apollo and the management participants to consummate the Acquisition, to repurchase or repay substantially all of our existing indebtedness and to pay related fees and expenses. See “Use of Proceeds.”

Conditions to the Offering	Consummation of this offering will occur concurrently with, and is conditioned upon, the consummation of the other Transactions. See “The Transactions.”

Risk Factors

Investing in the notes involves substantial risk. These risks include, among other things, risks related to our competitive environment, our dependence on independent distributors, general economic and business conditions and our dependence on customers in cyclical industries. See “Risk Factors” for a discussion of these and certain other factors that you should consider before investing in the notes.

Additional Information

RBS Global and Rexnord Corporation are each Delaware corporations. Our principal executive offices are located at 4701 Greenfield Avenue, Milwaukee, Wisconsin 53214. Our telephone number is (414) 643-3000. Our website is located at www.rexnord.com. The information that appears on our website is not a part of, and is not incorporated into, this offering circular.

Summary Historical and Unaudited Pro Forma Financial Data

The following table sets forth certain of our historical and pro forma financial data. The summary historical financial data as of March 31, 2006 and for the years ended March 31, 2004, 2005 and 2006 have been derived from our consolidated financial statements and related notes thereto included in this offering circular, which have been audited by Ernst & Young LLP, an independent registered public accounting firm.

The following summary unaudited pro forma financial information as of and for the fiscal year ended March 31, 2006 has been derived from the pro forma financial information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information,” which has been prepared to give pro forma effect to the Falk acquisition and the Transactions. The summary unaudited pro forma condensed consolidated statement of income data for fiscal 2006 gives effect to the Falk acquisition and the Transactions as if they had occurred on April 1, 2005. The summary unaudited pro forma condensed consolidated balance sheet data as of March 31, 2006 gives effect to the Transactions as if they had occurred on March 31, 2006.

Both the Falk acquisition and the Transactions have been accounted for using the purchase method of accounting. The summary pro forma information presented will be revised based upon final calculations and the resolution of purchase price adjustments pursuant to the purchase and sale agreement related to the Falk acquisition and the merger agreement related to the Acquisition, in each case as additional information becomes available. The final allocations of the purchase prices in the Falk acquisition and the Acquisition will be determined at a later date and depend on a number of factors, including the final evaluation of the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed in each of those transactions. The preliminary allocation of the purchase price in the Falk acquisition to our tangible and identifiable intangible assets is described in Note 1 to our audited financial statements included elsewhere in this offering circular. In connection with the Acquisition, because property, plant and equipment and intangible assets were adjusted to fair value in connection with the acquisition by Carlyle of the capital stock of 16 entities comprising the Rexnord Group of Invensys (the “Carlyle acquisition”) on November 25, 2002, all excess purchase price has been assigned to goodwill for pro forma purposes. An independent third-party appraiser will perform a valuation of these assets as of the closing date of the Acquisition, and upon a final valuation the purchase allocation will be adjusted. Such final adjustments, including increases to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. This valuation will be based on the actual net tangible and intangible assets and liabilities that existed as of the closing date of the Transactions.

As a result of the Acquisition, RBS Global will be wholly-owned by Chase Acquisition with assets, liabilities and an equity structure that will not be comparable to historical periods.

The summary unaudited pro forma financial information is for informational purposes only and does not purport to represent what our results of operation or financial position would have been if the Falk acquisition and the Transactions had occurred as of the dates indicated or what such results will be for future periods, and such information does not purport to project the results of operations for any future period.

The following data should be read in conjunction with “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this offering circular.

	Historical			Pro Forma
	Fiscal Year Ended March 31,			Fiscal Year Ended March 31, 2006
	2004	2005	2006(1)
	(in millions)
Statement of Income Data:
Net sales	$712.8	$811.0	$1,081.4	$1,106.6
Cost of sales(2)	485.4	555.8	742.3	760.6

Gross profit	227.4	255.2	339.1	346.0
Selling, general and administrative expenses	148.1	153.6	187.8	192.4
Restructuring and other similar costs	2.6	7.3	31.1	31.5
Curtailment gain	(6.6)	—	—	—
Amortization of intangible assets	13.9	13.8	15.7	16.0

Income from operations	69.4	80.5	104.5	106.1
Interest expense, net	(45.4)	(44.0)	(61.5)	(136.1)
Other expense, net	(1.1)	(0.7)	(3.8)	(3.8)

Income (loss) before income taxes	22.9	35.8	39.2	(33.8)
Provision (benefit) for income taxes	8.7	14.2	16.3	(12.1)

Net income (loss)	$14.2	$21.6	$22.9	$(21.7)

Other Financial Data:
EBITDA(3)	$113.7	$125.2	$159.4	$162.5
Adjusted EBITDA(3)	110.6	140.2	211.6	211.6
Capital expenditures	22.1	25.7	37.1
Selected Pro Forma Ratios:
Total debt to Adjusted EBITDA				6.7x
Adjusted EBITDA to cash interest expense(4)				1.6x

	As of March 31, 2006
	Historical	Pro Forma
Balance Sheet Data:
Cash	$22.5	$22.5	(5)
Working capital(6)	136.7	155.8
Total assets	1,608.1	2,253.9
Total debt	753.7	1,424.7
Total stockholders’ equity	441.1	400.5

(1)	Consolidated financial data as of and for the fiscal year ended March 31, 2006 reflects the estimated fair value of assets acquired and liabilities assumed in connection with the Falk acquisition. The comparability of the operating results for the periods presented is affected by the revaluation of the assets acquired and liabilities assumed on the date of the Falk acquisition.
(2)	We capitalize overhead variances into inventories based on estimates of related cost drivers, which are generally either raw material purchases or standard labor. In fiscal 2005, we re-evaluated these estimates to ensure we were valuing our inventories at actual cost. As a result, we revised certain of these estimates to increase inventories and reduce cost of sales by $7.0 million in fiscal 2005.

(3)	EBITDA represents net income (loss) before interest expense, net, provision (benefit) for income taxes and depreciation and amortization of intangibles. Adjusted EBITDA represents EBITDA as further adjusted to add back Falk pro forma Adjusted EBITDA (other than in fiscal 2004 and fiscal 2005), restructuring and other similar costs, integration savings and synergy actions, LIFO expense (income) and other related fair value adjustments, inventory underabsorption, pension and postretirement curtailment gains and other non-operating expenses (income). You are encouraged to evaluate each adjustment and the reasons we consider them appropriate. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. We believe that inclusion of EBITDA and Adjusted EBITDA in this offering circular is appropriate to provide additional information to investors about our operating performance relative to our peers and to provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We additionally believe that issuers of high yield debt securities also present EBITDA and Adjusted EBITDA because investors, analysts and rating agencies consider these measures useful in measuring the ability of those issuers to meet debt service obligations. In addition, our presentations of EBITDA and Adjusted EBITDA are based on definitions used in our new senior secured credit facilities and the indentures governing the notes to determine our compliance with covenants such as interest coverage and debt incurrence.

While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in filings made with the SEC. We may be required to make such changes in connection with any registered notes that we may issue in exchange for the notes being offered hereby. In addition, because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry.

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA

	Historical Fiscal Year Ended March 31,					Pro Forma Fiscal Year Ended March 31, 2006
	2004(a)	2005		2006
	(in millions)
Net income (loss)	$14.2	$21.6		$22.9		$(21.7)
Interest expense, net	45.4	44.0		61.5		136.1
Provision (benefit) for income taxes	8.7	14.2		16.3		(12.1)
Depreciation and amortization of intangibles	45.4	45.4		58.7		60.2

EBITDA	113.7	125.2		159.4		162.5

Adjustments to Historical EBITDA:
Falk Pro Forma Adjusted EBITDA	—	—	(b)	3.5	(c)	—
Restructuring and other similar costs(d)	2.6	8.9		31.8		32.2
Integration savings and synergy actions(e)	—	—		9.5		9.5
LIFO expense/(income) and other related fair value adjustments(f)	(0.4)	2.0		3.0		3.0
Inventory underabsorption(g)	—	3.3		—		—
Pension and postretirement curtailment gain(h)	(6.6)	—		—		—
Stock option expense(i)	0.2	0.1		0.6		0.6
Other non-operating expenses (income)(j)	1.1	0.7		3.8		3.8

Adjusted EBITDA	$110.6	$140.2		$211.6		$211.6

(a)	Fiscal 2004 has not been adjusted to reflect the Falk acquisition because the relevant data is not available.
(b)	We completed the Falk acquisition on May 16, 2005. Falk had Adjusted EBITDA (computed for the twelve months ended March 31, 2005 in accordance with the definition set forth in the indentures governing the notes) of $32 million and net sales of $214 million. We have presented below Falk’s unaudited historical Adjusted EBITDA for the twelve months ended March 31, 2005 to assist in providing comparability between our fiscal 2005 Adjusted EBITDA and our actual Adjusted EBITDA and pro forma Adjusted EBITDA for fiscal 2006. The limitations associated with Adjusted EBITDA described above apply to Falk’s Adjusted EBITDA. Falk’s statement of operations data for the twelve months ended March 31, 2005 has been derived by adding Falk’s statement of operations data for the year ended December 31, 2004 to Falk’s statement of operations data for the three months ended March 31, 2005 and subtracting Falk’s statement of operations data for the three months ended March 31, 2004. This financial information has been derived from Falk’s books and records, is unaudited and does not correspond to the historical fiscal periods of Falk. We have presented Falk’s statement of operations data for the twelve months ended March 31, 2005 because it is the period most directly comparable to our fiscal 2005 period and we believe such data provides meaningful additional information and enhances comparability of our results. A reconciliation of Falk’s net income to Adjusted EBITDA for the twelve months ended March 31, 2005 is as follows:

Twelve Months Ended March 31, 2005
(in millions)
Net income	$6.2
Interest expense, net	—
Provision for income taxes	4.0
Depreciation and amortization of intangibles	15.8

EBITDA	26.0
Restructuring and other similar costs(i)	3.2
LIFO expense(i)	3.4
Non-operating gains(i)	(0.6)

Falk Pro forma Adjusted EBITDA	$32.0

(i)	Reflects the elimination of certain of Falk’s costs that would have been excluded from the definition of “Adjusted EBITDA” under our new senior secured credit facilities and the definition of “EBITDA” under the indentures governing the notes.

(c)	Falk was acquired on May 16, 2005. This adjustment gives full year effect to the Falk acquisition by reflecting Falk’s pro forma Adjusted EBITDA for the period April 1, 2005 to May 16, 2005 of $3.1 million, increased by $0.4 million for restructuring and other similar costs. This adjustment has been derived from Falk’s books and records and is unaudited and does not correspond to Falk’s historical accounting periods.

(d)	Reflects the elimination of restructuring and other similar costs. The fiscal 2005 adjustment includes a $1.6 million charge recorded through cost of sales for the write-off of excess and obsolete inventory that was on hand on the date of the Carlyle acquisition for which no reserves were established in purchase accounting. The fiscal 2006 adjustment includes a $0.7 million charge recorded through cost of sales for excess and obsolete inventory in connection with certain consolidation and integration activities. The pro forma fiscal 2006 adjustment includes an additional $0.4 million in restructuring and other similar costs for Falk.

(e)	We have undertaken integration and synergy actions in connection with the Falk acquisition expected to result in aggregate cost savings of $17.0 million, of which $7.5 million were realized in fiscal 2006. The remaining expected cost savings, the full year effect of which is reflected in the adjustment to our historical EBITDA for fiscal 2006, are as follows:

Fiscal 2006
(in millions)
Sales and marketing(i)	$1.4
Operational integration(ii)	4.8
Purchasing leverage(iii)	2.3
Back office/HQ consolidation(iv)	1.0

Total	$9.5

(i)	Reflects $1.0 million in cost savings resulting from the full year effect of headcount reductions to eliminate the overlap between the Rexnord and Falk sales force, and $0.4 million in other overhead related cost reductions.

(ii)	Reflects $2.4 million and $2.4 million in savings resulting from operational integration activities in each of the gear and coupling business units. Of the combined savings, $0.3 million and $3.4 million relate to cost savings resulting from the full year effect of headcount reductions and other personnel related savings, respectively. The remaining $1.1 million relates to the elimination of the fixed costs of closed facilities.

(iii)	Reflects savings from leveraging Rexnord’s and Falk’s combined purchasing volume and consolidating to the lowest cost vendors for purchases of raw materials, logistics and other goods and services.

(iv)	Reflects $0.7 million in cost savings resulting from the full year effect of headcount reductions to consolidate back office functions such as accounting, finance and IT, and $0.3 million in other cost reductions.
(f)	Reflects the elimination of LIFO expense (income). In fiscal 2006 we recorded $3.0 million of LIFO expense on our non-Falk inventories, offset by $2.8 million of LIFO income due to fair value adjustments we recorded on the acquired Falk inventories, resulting in a net $0.2 million change in our LIFO reserve.

(g)	Reflects the elimination of the impact of the underabsorption of fixed costs resulting from a decline in inventory levels.

(h)	Reflects the elimination of a curtailment gain in connection with the modification of our pension and postretirement benefit plans.

(i)	Reflects the elimination of stock option expense associated with options granted to non-employees.

(j)	Reflects the elimination of various non-operational items such as sponsor fees, non-recurring legal fees, foreign currency exchange losses and the gain or loss on the sale of plant, property and equipment.

(4)	Adjusted EBITDA to cash interest expense represents the ratio of (i) pro forma Adjusted EBITDA for fiscal 2006 of $211.6 million to (ii) pro forma cash interest expense for fiscal 2006 of $130.9 million.

(5)	Represents the net effect to cash of the sources and uses of cash in the Transactions. Does not include payments subsequent to March 31, 2006 to reduce indebtedness. We anticipate that if we have more than $6.0 million in cash immediately prior to the Acquisition, we will use the excess over $6.0 million to reduce indebtedness; accordingly, our cash is not expected to exceed $6.0 million on the closing date of the Transactions and could be zero.

(6)	Represents total current assets less total current liabilities less cash.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information as of and for the fiscal year ended March 31, 2006 have been derived by application of pro forma adjustments to our audited historical consolidated financial statements included elsewhere in this offering circular. The unaudited pro forma condensed consolidated statement of operations for fiscal 2006 gives effect to the Falk acquisition and the Transactions as if they had occurred on April 1, 2005. The Falk acquisition is reflected in our historical balance sheet as of March 31, 2006.

The unaudited pro forma condensed consolidated financial information include adjustments directly attributable to the Falk acquisition and the Transactions and that are expected to have a continuing impact on us. The pro forma adjustments related to the Falk acquisition are not required to be included in our pro forma statement of operations because Falk was included in our audited statement of operations for fiscal 2006 for ten-and-a-half months. We have included the Falk acquisition in our pro forma statement of operations to enhance comparability to future periods and because we believe it provides meaningful additional information. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

Both the Falk acquisition and the Transactions have been accounted for using the purchase method of accounting. The pro forma information presented will be revised based upon final calculations and the resolution of purchase price adjustments pursuant to the purchase and sale agreement related to the Falk acquisition and the merger agreement related to the Acquisition as additional information becomes available. The final allocations of the purchase prices in the Falk acquisition and the Acquisition will be determined at a later date and depend on a number of factors, including the final evaluation of the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed in each of those transactions. The preliminary allocation of the purchase price in the Falk acquisition to our tangible and identifiable intangible assets is described in Note 1 to our audited financial statements included elsewhere in this offering circular. In connection with the Acquisition, because property, plant and equipment and intangible assets were adjusted to fair value in connection with the Carlyle acquisition, all excess purchase price has been assigned to goodwill for pro forma purposes. An independent third-party appraiser will perform a valuation of assets as of the closing date of the Acquisition and upon a final valuation the purchase allocation will be adjusted. Such final adjustments, including increases to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material. This valuation will be based on the actual net tangible and intangible assets and liabilities that existed as of the closing date of the Acquisition.

As a result of the Transactions, RBS Global will be wholly-owned by Chase Acquisition with assets, liabilities and an equity structure that will not be comparable to historical periods.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the Transactions actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions” and our historical consolidated financial statements included elsewhere in this offering circular.

RBS Global, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2006

	Historical RBS Global, Inc.	Pro Forma Adjustments		Pro Forma
	(Dollars in millions)
Assets
Current assets:
Cash	$22.5	$—	(1)	$22.5
Receivables, net	177.4	—		177.4
Inventories	191.9	—		191.9
Other current assets	22.2	10.2	(2)	32.4

Total current assets	414.0	10.2		424.2

Property, plant and equipment, net	348.9	—		348.9
Intangible assets, net	141.1	—		141.1
Goodwill	670.4	614.2	(3)	1,284.6
Other assets	33.7	21.4	(4)	55.1

Total assets	$1,608.1	$645.8		$2,253.9

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.9	$4.4	(5)	$6.3
Trade payables	119.3	—		119.3
Income taxes payable	3.9	—		3.9
Deferred income taxes	7.0	—		7.0
Compensation and benefits	44.9	—		44.9
Current portion of pension obligations	20.8	—		20.8
Current portion of postretirement benefit obligations	5.1	—		5.1
Interest payable	13.5	(13.3	)(5)	0.2
Other current liabilities	38.4	—		38.4

Total current liabilities	254.8	(8.9)		245.9

Long-term debt	751.8	666.6	(5)	1,418.4
Pension obligations	61.6	4.1	(3)	65.7
Postretirement benefit obligations	33.5	10.8	(3)	44.3
Deferred income taxes	40.2	13.8	(6)	54.0
Other liabilities	25.1	—		25.1

Total liabilities	1,167.0	686.4		1,853.4

Stockholders’ equity	441.1	33.9		475.0
Excess purchase price over predecessor basis	—	(74.5)		(74.5)

Total stockholders’ equity	441.1	(40.6	)(7)	400.5

Total liabilities and stockholders’ equity	$1,608.1	$645.8		$2,253.9

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(dollars in millions)

(1)	Represents the net effect to cash of the sources and uses of cash in the Transactions. Does not include payments made by the Company subsequent to March 31, 2006 to reduce indebtedness. We anticipate that if we have more than $6.0 million in cash immediately prior to the Acquisition, we will use the excess over $6.0 million to reduce indebtedness; accordingly, our cash is not expected to exceed $6.0 million on the closing date of the Transactions and could be zero. See “Use of Proceeds.”
(2)	Represents the estimated tax benefit at an assumed rate of 39% of the estimated $26.1 tender and consent payments to be paid in connection with the tender offer. The adjustment assumes the repurchase of all existing notes pursuant to the tender offer. In the event that all existing notes are not repurchased, the existing notes that remain outstanding will continue to accrue interest at a rate of 10 1/8% per annum.
(3)	Reflects purchase price accounting based on the preliminary allocation of the $1,045.1 purchase price in the Transactions, including rollover stock, rollover options and transaction costs, to identifiable assets and liabilities acquired. The purchase price for accounting purposes was determined and allocated as follows:

Costs of Acquisition
Cash paid plus rollover stock and rollover options	$1,012.8
Transaction costs	32.3

Total costs of acquisition		$1,045.1

Purchase price allocation
Historical net assets	441.1
Less: Estimated company transaction costs	(18.5)
Historical goodwill	(670.4)
Write-off of deferred financing fees	(21.6)
Additional deferred tax liability	(19.6)
Net effect of tender and consent payment	(15.9)

Net deficit of assets acquired		(304.9)

		1,350.0
Excess purchase price over predecessor basis (see note 7 below)		(74.5)

Excess of costs of acquisition over net assets acquired		$1,275.5

Allocated to:
Goodwill		$1,284.6
Pension liability		(4.1)
Postemployment retirement obligations		(10.8)
Deferred income taxes		5.8

		$1,275.5

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the Transactions. Because our plant, property and equipment and intangible assets were adjusted to fair value in connection with the Carlyle acquisition, which was relatively recent, all excess purchase price has been assigned to goodwill for pro forma purposes. An independent third-party appraiser will perform a valuation of these assets and the purchase allocation will be adjusted. Such final adjustments may be material.

(4)	Represents capitalized debt issuance costs to be incurred in connection with the Transactions, estimated to be $43.0, less the write off of deferred financing fees of $21.6 attributable to repurchased or repaid debt.
(5)	Reflects: (i) additional indebtedness issued in connection with the Transactions, consisting of the notes offered hereby in the aggregate principal amount of $840.0 and the term loan B portion of our new senior secured credit facilities in the amount of $580.0 and (ii) the repurchase or repayment of long-term debt in connection with the Transactions, consisting of $749.0 and accrued interest thereon of $13.3, which totals $762.3.

(6)	Reflects (i) an adjustment to reduce deferred tax liabilities by $5.8 to reflect the tax effect of the step up in pension and postretirement obligations and (ii) an increase in the deferred tax liabilities of $19.6 to reflect incremental valuation allowances attributable to certain foreign tax credit and state net operating loss carryforwards as a result of the Transactions.
(7)	Adjustments to stockholders’ equity reflect:

Elimination of historical equity	$(441.1)
Equity contribution by Apollo and management participants	475.0
Less: Excess purchase price over predecessor basis(a)	(74.5)

Net adjustment	$(40.6)

(a)	pursuant to EITF 88-16, “Basis in Leveraged Buyout Transactions,” the basis of certain equityholders whose interests were not purchased by Apollo has been carried forward at those equityholders’ prior basis.

RBS Global, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended March 31, 2006

	Historical RBS Global, Inc.	Pro Forma Falk for the period from April 1, 2005 through May 16, 2005	Pro Forma After Falk	Transaction Adjustments(1)		Pro Forma
	(dollars in millions)
Net sales	$1,081.4	$25.2	$1,106.6	$—		$1,106.6
Cost of sales	742.3	18.3	760.6	—		760.6

Gross profit	339.1	6.9	346.0	—		346.0

Selling, general and administrative expenses	187.8	4.6	192.4	—		192.4
Restructuring and other similar costs	31.1	0.4	31.5	—		31.5
Amortization of intangible assets(1)	15.7	0.3	16.0	—		16.0

Income from operations	104.5	1.6	106.1	—		106.1

Interest expense, net	(61.5)	(2.2)	(63.7)	(72.4	)(2)	(136.1)
Other expense, net	(3.8)	—	(3.8)	—		(3.8)

Income (loss) before income taxes	39.2	(0.6)	38.6	(72.4)		(33.8)
Provision (benefit) for income taxes	16.3	(0.2)	16.1	(28.2	)(3)	(12.1)

Net income (loss)	$22.9	$(0.4)	$22.5	$(44.2)		$(21.7)

Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

(dollars in millions)

(1)	The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed. Because property, plant and equipment and intangible assets were adjusted to fair value in connection with the Carlyle acquisition which was relatively recent, all excess purchase price was assigned to goodwill for pro forma purposes. An independent third-party appraiser will perform a valuation of these assets and upon a final valuation, the purchase allocation will be adjusted. Such final adjustments, including increases to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material.
(2)	Represents incremental interest expense related to the additional indebtedness, as described in footnote 4 above, based on estimated interest rates for the senior notes, for the senior subordinated notes and for the term loan B portion of our new senior secured credit facilities, net of the interest savings on the pro forma repurchase or repayment of $749.0 of long-term debt. A weighted average interest rate of 8.98% was used to estimate interest expense on our new indebtedness incurred in connection with the Transactions. A 0.125% change in the interest rate on our pro forma indebtedness would change pro forma interest expense by approximately $1.8. The adjustment assumes amortization of debt issuance costs on a straight-line basis over the respective maturities of the indebtedness.
(3)	Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 39.0%.